EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No121311 dated December 15, 2011) of Rotoblock and subsidiaries of our report dated April 13, 2012, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Parker Rancall CF

Parker Randall CF (H.K.) CPA Limited

Certified Public Accountant

April 13, 2012

Hong Kong